Exhibit 4.1

Convertible Note

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED, DIRECTLY OR INDIRECTLY, EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER AND ITS TRANSFER AGENT THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

ASSURE HOLDINGS CORP.

CONVERTIBLE PROMISSORY NOTE

$1,000,000.00

April 8, 2024

FOR VALUE RECEIVED, Assure Holdings Corp., a Nevada corporation (the “Company”) promises to pay to Danam Health, Inc., a Delaware corporation, or its registered assigns (“Investor”), in lawful money of the United States of America the principal sum of One Million and No/100 Dollars ($1,000,000), or such lesser amount as shall equal the then outstanding principal amount hereof, together with simple interest from the date of this Convertible Promissory Note (this “Note”) on the then outstanding principal balance at a rate equal to 10% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. All then outstanding principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) when requested in writing by the Investor (as defined below) on or after July 22, 2024 (the “Maturity Date”) or (ii) when, upon the occurrence and during the continuance of an Event of Default, such amounts become due and payable in accordance with the terms hereof.

1.	Definitions. As used in this Note, the following capitalized terms have the following meanings:

(a)	“Charter” shall mean the Company’s amended and restated certificate of incorporation as may be amended or restated from time to time.

(b)	“Common Stock” shall mean common stock, par value $0.001 per share, of the Company.

(c)	“Default Conversion Price” shall mean the Initial Conversion Price.

(d)	“Financing Conversion Price” shall mean the Initial Conversion Price.

(e)	“Initial Conversion Price” shall mean the “Minimum Price” immediately prior to the conversion, as defined in Nasdaq Listing Rule 5635(d).

(f)	“Lien” shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance.

(g)	“Maturity Conversion Price” shall mean the Initial Conversion Price.

(h)	“Non-Qualified Financing” shall mean an equity financing that is not a Qualified Financing.

(i)	“Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to Investor of every kind and description, now existing or hereafter arising under or pursuant to the terms of this Note, including all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding. Notwithstanding the foregoing, the term “Obligations” shall not include any obligations of Company under or with respect to any warrants to purchase Company’s capital stock.

(j)	“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

(k)	“Qualified Financing” shall mean a transaction or series of related transactions pursuant to which the Company issues and sells shares of its Common Stock for aggregate gross proceeds of at least $2,000,000 with the principal purpose of raising capital.

(l)	“Sale Conversion Price” shall mean (A) the Initial Conversion Price.

(m)	“Sale Transaction” shall mean (i) any reorganization, merger or consolidation of the Company (including but not limited to a de-SPAC transaction), other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (in respect of securities of the Company held by them prior to such transaction), (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company, or (iii) an exclusive license of all of the Company’s intellectual property.

2.	Payments.

(a)	Interest. Accrued interest on this Note shall be payable at the Maturity Date.

(b)	Prepayment. Generally, this Note may not be prepaid, without the written consent of the Investor.

(c)	Sale Transaction. In the event of a Sale Transaction, the then outstanding principal amount of this Note, plus all accrued and unpaid interest, in each case that has not otherwise been converted into equity securities pursuant to Section 5, shall be due and payable immediately prior to the closing of such Sale Transaction.

(d)	Payments Generally. The Company will make all cash payments due under this Note in immediately available funds by 1:00 p.m. ET on the date such payment is due at the address for such purpose specified below Investor’s signature hereto, or at such other address, or in such other manner, as an Investor or other registered holder of a Note may from time to time direct in writing.

3.	Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a)	Failure to Pay. The Company shall fail to pay (i) when due any principal payment on the due date hereunder or (ii) any interest payment or other payment required under the terms of this Note on the due date hereunder and such payment shall not have been made within five (5) business days of the Company’s receipt of written notice to the Company of such failure to pay;

(b)	Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its or any of its creditors, (iii) be dissolved or liquidated, (iv) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (v) take any action for the purpose of effecting any of the foregoing.

(c)	Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company, if any, or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 60 days of commencement.

(d)	Breach of Merger Agreement or Partial Waiver Agreement. Breach by the Company of that certain Agreement and Plan of Merger by and among the Company, Assure Acquisition Corp., and Investor, dated as of February 12, 2024 (the “Merger Agreement”), or that certain Partial Waiver Agreement by and among the Company, Assure Acquisition Corp., and Investor, dated as of April 8, 2024.

(e)	Termination of Merger Agreement. Termination of the Merger Agreement by either the Company or Investor.

4.	Rights of Investor upon Default. Upon the occurrence of any Event of Default (other than an Event of Default described in Sections 3(b) or 3(c)) and at any time thereafter during the continuance of such Event of Default, Investor may, by written notice to the Company, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. Upon the occurrence of any Event of Default described in Sections 3(b) or 3(c), immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Investor may exercise any other right, power or remedy granted to it by this Note or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

5.	Conversion.

(a)	Conversion upon Qualified Financing or Non-Qualified Financing. If, on or prior to the Maturity Date, the Company consummates a Qualified Financing or Non-Qualified Financing, then, at the election of the Investor, some or all of the then outstanding principal amount of this Note together with all accrued and unpaid interest under this Note shall convert into fully paid and nonassessable shares of Common Stock at a price per share equal to the Financing Conversion Price at the time of such conversion.

(b)	Conversion upon Sale Transaction. If, on or prior to the Maturity Date, the Company consummates a Sale Transaction, then, at the election of the Investor, prior to the closing of the Sale Transaction, some or all of the then outstanding principal amount of this Note together with all accrued and unpaid interest under this Note shall convert into fully paid and nonassessable shares of Common Stock at a price per share equal to the Sale Conversion Price at the time of such conversion.

(c)	Conversion upon an Event of Default. If, on or prior to the Maturity Date, an Event of Default Occurs, then, at the election of the Investor, some or all of the then outstanding principal amount of this Note together with all accrued and unpaid interest under this Note shall convert into fully paid and nonassessable shares of Common Stock at a price per share equal to the Default Conversion Price at the time of such conversion.

(d)	Conversion after Maturity. If, prior to the Maturity Date, the Note has not been repaid or converted into shares of the Company’s Common Stock, then, at the election of the Investor, some or all then outstanding principal, together with all accrued and unpaid interest under this Note, will convert into shares of Common Stock at a price per share equal to the Maturity Conversion Price at the time of such conversion.

(e)	No Conversions prior to Authorized Share Increase. This Note may not be converted prior to the Company receiving the approval of its stockholders to increase its authorized capital from 9,000,000 shares of common stock to 250,000,000 shares of common stock (the “Authorized Share Increase”), which Authorized Share Increase the Company will use its best efforts to obtain prior to April 30, 2024.

(f)	Conversion Procedure.

(i)	Prior to conversion of this Note pursuant to any conversion under this Section 5, Investor shall surrender this Note to the Company (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the holder agrees to indemnify the Company from any loss incurred by it in connection with this Note).

(ii)	If Investor elects to convert this Note pursuant to this Section 5, the Investor shall give written notice to the Company at least five (5) days prior to the event triggering the elective conversion at the Company’s principal corporate office of the election to convert the same pursuant to the applicable paragraph of this Section 5, and shall state therein the amount of the then outstanding principal amount of this Note to be converted, together with all accrued and unpaid interest.

(A)	The Company shall, as soon as practicable thereafter, issue and deliver to such Investor a certificate or certificates (or a notice of issuance of uncertificated shares, if applicable) for the number of shares to which Investor shall be entitled upon such conversion. Any conversion of this Note shall be deemed to have been made upon the satisfaction of all of the conditions set forth in this Section 5(e)(ii)(A) and on and after such date the Persons entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder of such shares.

(iii)	Fractional Shares. No fractional shares shall be issued upon conversion of this Note. All conversions will be rounded down to the nearest whole number of shares.

(g)	Notices of Record Date. In the event of any Sale Transaction, the Company will mail written notice of such event to Investor at least ten (10) days prior to the closing of a Sale Transaction, which notice period may be waived with the written consent of the Investor.

6.	Representations and Warranties of the Company. The Company represents and warrants to the Investor that:

(a)	Due Incorporation, Qualification, etc. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or licensed could reasonably be expected to have a material adverse effect on the Company.

(b)	Authority. The execution, delivery and performance by the Company of the Note and the consummation of the transactions contemplated thereby (i) are within the power of the Company and (ii) have been duly authorized by all necessary actions on the part of the Company.

(c)	Enforceability. This Note has been, or will be, duly executed and delivered by the Company and constitutes, or will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d)	Non-Contravention. The execution and delivery by the Company of this Note and the performance and consummation of the transactions contemplated thereby do not and will not (i) violate the Charter or bylaws of the Company, or any material judgment, order, writ, decree, statute, rule or regulation applicable to the Company; or (ii) result in the creation or imposition of any Lien upon any property, asset or revenue of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations, or any of its assets or properties.

(e)	Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other Person (including, without limitation, the shareholders of any Person) is required in connection with the execution and delivery of this Note by the Company and the performance and consummation of the transactions contemplated thereby, other than such as have been obtained and remain in full force and effect and other than such qualifications or filings under applicable securities laws as may be required in connection with the transactions contemplated by this Note.

7.	Representations and Warranties of Investor. Investor represents and warrants to the Company upon the acquisition of the Note as follows:

(a)	Binding Obligation. Investor has full legal capacity, power and authority to execute and deliver this Note and to perform its obligations hereunder. This Note constitutes valid and binding obligations of Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b)	Securities Law Compliance. Investor has been advised that the Note and the underlying securities have not been registered under the Act or any state securities laws and, therefore, cannot be resold unless it or they are registered under the Act and applicable state securities laws or unless an exemption from such registration requirements is available. Investor is aware that the Company is under no obligation to effect any such registration with respect to the Note or the underlying securities or to file for or comply with any exemption from registration. Investor has not been formed solely for the purpose of making this investment and is purchasing the Note for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. Investor has such knowledge and experience in financial and business matters that Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing Investor’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time. Investor is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Act and shall submit to the Company such further assurances of such status as may be reasonably requested by the Company. The residency of Investor (or, in the case of a partnership or corporation, such entity’s principal place of business) is correctly set forth beneath Investor’s name on the signature page hereto.

(c)	Access to Information. Investor acknowledges that the Company has given Investor access to the corporate records and accounts of the Company and to all information in its possession relating to the Company, has made its officers and representatives available for interview by Investor, and has furnished Investor with all documents and other information required for Investor to make an informed decision with respect to the purchase of the Note.

(d)	Tax Advisors. Investor has reviewed with its own tax advisors the U.S. federal, state and local and non-U.S. tax consequences of this investment and the transactions contemplated by this Note. With respect to such matters, Investor relies solely on any such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Investor understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment and the transactions contemplated by this Note.

(e)	No “Bad Actor” Disqualification Events. Neither (i) the Investor, (ii) any of its directors, executive officers, general partners or managing members, nor (iii) any beneficial owner of any of the Company’s voting equity securities (in accordance with Rule 506(d) of the Act) held by the Investor if such beneficial owner is deemed to own 20% or more of the Company’s outstanding voting securities (calculated on the basis of voting power) is subject to any disqualifications described in Rule 506(d)(1)(i) through (viii) of the Act (“Disqualification Events”), except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Act and disclosed reasonably in advance of the Closing in writing in reasonable detail to the Company.

8.	Miscellaneous.

(a)	Waivers and Amendments. Any provision of this Note may be amended, waived or modified only with the written consent of the Company and of Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon all of the parties hereto.

(b)	Governing Law. This Note and all actions arising out of or in connection herewith or therewith shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the conflicts of law provisions of the State of Nevada or of any other state.

(c)	Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Note.

(d)	Jurisdiction and Venue. Investor and the Company irrevocably consent to the exclusive jurisdiction of, and venue in, the Nevada State courts, in connection with any matter based upon or arising out of this Note or the matters contemplated herein or therein, and agree that process may be served upon them in any manner authorized by the laws of the State of Nevada for such Persons.

(e)	Waiver of Jury Trial; Judicial Reference. Investor hereby agrees and the Company hereby agrees to waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Note.

(f)	Successors and Assigns. Subject to the restrictions on transfer set forth herein, the rights and obligations of the Company and Investor under this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(g)	Transfer and Replacement of this Note. The Company will keep, at its principal executive office, books for the recordation of the Investor and recordation of transfer of this Note. Prior to presentation of this Note for transfer, the Company shall treat the Person in whose name this Note is recorded as the owner and holder of this Note for all purposes whatsoever, whether or not this Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to any restrictions on or conditions to transfer set forth in this Note, the holder of this Note, at its option, may in person or by duly authorized attorney surrender the same for exchange at the Company’s chief executive office, and promptly thereafter and at the Company’s expense, except as provided below, receive in exchange therefor this Note in the principal requested by such holder, dated the date to which interest shall have been paid on this Note or, if no interest shall have yet been so paid, dated the date of this Note and recorded in the name of such Person or Persons as shall have been designated in writing by such holder or its attorney for the same principal amount as the then unpaid principal amount of this Note. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Note and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it; or (b) in the case of mutilation, upon surrender thereof, the Company, at its expense, will execute and deliver in lieu thereof a new Note executed in the same manner as this Note, in the same principal amount as the unpaid principal amount of this Note and dated the date to which interest shall have been paid on this Note or, if no interest shall have yet been so paid, dated the date of this Note.

(h)	Assignment by the Company. The rights, interests or obligations of the Company hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Investor.

(i)	Entire Agreement. This Note constitutes and contains the entire agreement among the Company and Investor and supersedes any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

(j)	Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in writing and faxed, mailed, emailed or delivered to each party as follows: (i) if to Investor, at Investor’s address, facsimile number or electronic mail address set forth beneath Investor’s name on the signature page hereto, or at such other address, facsimile number or electronic mail address as Investor shall have furnished the Company in writing, or (ii) if to the Company, at the Company’s address, facsimile number or electronic mail address set forth beneath the Company’s name on the signature page hereto, or at such other address, facsimile number or electronic mail address as the Company shall have furnished to Investor in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being deposited with an overnight courier service of recognized standing, (iv) four days after being deposited in the U.S. mail, first class with postage prepaid, (v) if sent via facsimile, upon confirmation of facsimile transfer or (vi) if sent via electronic mail, when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day.

(k)	Expenses. The Company and Investor shall be responsible for their own legal fees and other expenses incurred in connection with the negotiation, drafting and execution of this Note.

(l)	Severability of this Note. If any provision of this Note shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(m)	Payment. Unless converted into the Company’s equity securities pursuant to the terms hereof, payment shall be made in lawful tender of the United States.

(n)	Usury. If any interest is paid on this Note that is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

(o)	Waivers. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

(p)	Counterparts. This Note may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

[Signature Page Follows]

The parties have caused this Note to be duly executed and delivered as of the date first written above.

COMPANY:

ASSURE HOLDINGS CORP.

a Nevada corporation

By:	/s/ John Farlinger
Name:	John Farlinger
Title:	Chief Executive Officer
Address:	7887 East Belleview Avenue, Suite 500 Greenwood Village, Colorado 80111

The parties have caused this Note to be duly executed and delivered as of the date first written above.

INVESTOR:

DANAM HEALTH, INC.

a Delaware corporation

By:	/s/ Suren Ajjarapu
Name:	Suren Ajjarapu
Title:	Chairman
Address:	100 Whitaker Road Lutz, FL 33549